Exhibit 10.16

LEASE

270 E. CARIBBEAN LLC

Landlord

AND

JFROG, INC.

Tenant

AT

270 East Caribbean Drive, Sunnyvale, California 9408

TABLE OF CONTENTS

LEASE

i

THIS LEASE (“Lease”) is made by and between 270 E. Caribbean LLC, a Delaware limited liability company (“Landlord”) and JFrog, Inc., a Delaware corporation (“Tenant”), and is dated as of July 25, 2016 (the “Effective Date”).

1.	Basic Lease Terms and Definitions

(a)	Premises: The entirety of the Building and Land, as both are defined below.

(b)	Land: That certain 1.68-acre Premises together with all improvements, facilities and the Building located thereon, as more particularly described on Exhibit A attached hereto and incorporated herein.

(c)	Building: That certain two-story Building containing approximately 27,179 rentable square feet, located on the Land.

(d)	Address: 270 East Caribbean Drive, Sunnyvale, California 94089

(e)	Term: Approximately 60 full calendar months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term), ending on the Expiration Date.

(f)	Commencement Date: The date Landlord delivers the Premises to Tenant with the Building Systems in good working order and condition, which is anticipated to be July 25, 2016.

(g)	Expiration Date: July 31, 2021

(h)	Monthly Base Rent: Payable in the following amounts:

Months	MONTHLY INSTALLMENTS
0-4	0.00 -ABATED-
5-12	$101,925.25
13-24	$104,978.89
25-36	$108,128.26
37-48	$111,372.11
49-60	$114,713.27

*

plus, for any partial month from the Commencement Date until the first day of the next full calendar month, Monthly Base Rent for such period shall be prorated based on the number of days in such partial month and the amount of the monthly installment specified in the chart above.

**	Monthly Base Rent shall be abated from the Commencement Date through the end of the fourth (4th) full month of the Term (i.e., from July 25, 2016- November 30, 2016)
***

Upon execution of this Lease, Tenant shall provide Landlord with a check payable to Landlord in the total amount of $181,925.25, which includes Monthly Base Rent payable for the fifth (5th) month of the Term ($101,925.25), plus the Operating Expense for the first five (5) months of the Term ( in the total amount of $80,000.00). This amount shall be applied to Monthly Base Rent for the fifth (5th) month of the Term and Operating Expenses for the first five (5) months of the Term.

(i)	Use: General office, administration, sales, warehouse, and other legal and related uses allowed under applicable Laws.

(j)	Security Deposit: $1,500,000.00 (Letter of Credit or cash)

(k)	Addresses For Notice

Landlord:	Tenant:
270 E. Caribbean LLC	Premises
101 California Street, Suite 950	Attn: Shlomi Ben Haim, CEO
San Francisco, California 94111
Attention: Albert Hwang

With a copy to:	With a copy to:
Carl H. Bivens, Esquire	Summer Ludwick, Esq.
Troutman Sanders LLP	Situs Law
1001 Haxall Point	50 W. San Fernando Street, Suite
Richmond, Virginia 23219	1475 San Jose, California 95113

(l)	Additional Defined Terms: See Rider 1 for the definitions of other capitalized terms.

(m)	Contents: The following are attached to and made a part of this Lease:

Rider 1 — Additional Definitions	Exhibits:	A-Legal Description of Premises
B- Building Rules
C- Estoppel Certificate Form
D-Vendor and Premises Manager
Insurance Requirements
E- Guaranty of Lease
F-Preliminary Floor Plan
0-Tenant’s NDA Form
H-Kitchen Appliances
I-Landlord approved signage locations

2.	Premises

Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the entirety of the Premises. Tenant accepts the Premises in its “AS IS” condition, without relying on any representation, covenant or warranty by Landlord other than as expressly set forth in this Lease. Prior to the Commencement Date, representatives of Landlord and Tenant shall conduct a walk-through of the Premises at a mutually convenient time to determine if any Building Systems are not working. If any Building Systems are not working at such time, then Landlord shall promptly repair the same at Landlord’s expense. Landlord and Tenant (a) acknowledge that all square foot measurements are approximate and (b) stipulate and agree to the rentable square footages set forth in Sections 1(c) above for all purposes with respect to this Lease. Landlord shall: (i) remove all debris and fencing from the parking lot located on the Land, (ii) improve the parking lot with slurry seal on the asphalt area and new striping of the asphalt and concrete areas, which shall result in approximately three (3) parking spaces per each 1,000 square feet of the Building; and (iii) construct a trash enclosure, and (iv) complete any other work or improvements to the Premises required by the City of Sunnyvale pursuant to the necessary permit to complete the trash enclosure (collectively, the “Landlord’s Work”). Landlord’s Work shall be completed in accordance with all Laws and regulations of the City of Sunnyvale, and shall be at Landlord’s cost. Landlord shall use commercially reasonable efforts to complete items (i) and (ii) by August 1, 2016 and items (iii) and (iv) by September 1, 2016. Each of the parking spaces striped by or on behalf of Landlord shall be legally compliant parking spaces. The kitchen appliances listed in Exhibit H hereto shall remain within the Premises for Tenant’s use. Furthermore, all data wiring serving the Premises and existing prior to the Commencement Date (the “Cabling”) shall remain intact and in place, and Tenant shall have the right to use such Cabling during the Term, but any changes to the Cabling shall be at Tenant’s sole expense. Landlord represents and warrants that to Landlord’s actual knowledge, the Premises is compliant with all Laws, except for the need for a trash enclosure if the user of the Building does not compost all of its waste.

3.	Use

Tenant shall occupy and use the Premises only for the Use specified in Section 1 above. Tenant shall not permit any conduct or condition which may endanger, disturb or otherwise interfere with any normal operations or with the management of the Building.

4.	Term: Possession: Option to Extend

(a)    The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease or extended in accordance with Section 4(b). If Landlord is unable to deliver possession of the Premises to Tenant by July 25, 2016 (but not subject to the completion of Landlord’s Work set forth herein), this Lease shall not be void or voidable, but in such an event the Term shall commence, and the “Commencement Date” shall be the date that Landlord actually delivers possession of the Premises to Tenant. Notwithstanding the foregoing, if Landlord does not deliver possession of the Premises to Tenant within forty (45) days of the anticipated Commencement Date (but not subject to the completion of Landlord’s Work set forth herein); subject to extensions of the anticipated Commencement Date due to Force Majeure delays or delays caused by Tenant, Tenant can elect to terminate this Lease by giving written notice to Landlord within five (5) days after said date, in which case this Lease shall be terminated and any sums paid or letter of credit delivered to Landlord shall be returned to Tenant. “Force Majeure”, as used herein, means a delay in the performance of or inability to perform an obligation due to the acts of God, public enemy, fire, flood, epidemic, severe adverse weather, quarantine restrictions, strikes, material shortages, governmental moratorium, and delays caused by governmental entities.

(b)    Landlord grants to Tenant, subject to the terms and conditions set forth in this Section, one (1) option (an “Option”) to extend the Term for an additional five (5) year period (the “Option Term”). Each Option shall be exercised, if at all, by written notice to Landlord no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the Term (the date of such notice shall be the “Exercise Date”). If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply during the Option Term as though the expiration date of the Option Term was the date originally set forth herein as the Expiration Date, provided that Base Rent for the Premises payable by Tenant during the first Option Term shall be adjusted to the Fair Market Rental, as defined below. Notwithstanding anything herein to the contrary, if Tenant is in default under any of the terms, covenants or conditions of this Lease at the time of Tenant’s exercise, past applicable cure periods, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the expiration date of this Lease shall be and remain the Expiration Date. In addition, if Tenant does not retain exclusive possession of at least eighty percent (80%) of the Premises at the time Tenant seeks to exercise the Option, then Tenant shall not have the right to exercise the Option.

As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the entirety of the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age, build-out and quality to the Premises in the Sunnyvale, California submarket.

If Tenant exercises the Option, Landlord shall, within thirty (30) days following the Exercise Date, send Tenant a written notice setting forth the Fair Market Rental for the applicable Option Term. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the Base Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to the provisions set forth below is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined within thirty (30) days after said determination. If the Fair Market Rental as finally determined is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined shall be credited against the next installments of Base Rent due from Tenant to Landlord hereunder.

Any disagreement regarding the Fair Market Rental shall be resolved as follows:

Within thirty (30) days after Tenant’s response to Landlord’s notice setting for the Fair Market Rental, Landlord and Tenant, or its authorized representatives, shall meet at least once at a mutually agreeable time and place, in an attempt to resolve the disagreement.

If within the thirty (30) day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one independent appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within sixty (60) days after the expiration of the 30-day consultation period described above.

If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall promptly select a third appraiser who shall, within thirty (30) days after his selection, determine which of the two appraisals most closely represents the Fair Market Rental and the determination in said appraisal shall be deemed to be the Fair Market Rental.

All appraisers specified pursuant to this paragraph shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years’ experience appraising office properties in the Sunnyvale, California submarket and shall not be affiliated with either Landlord or Tenant. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser. Landlord and Tenant shall have no obligation to pay procuring broker fees or commissions due in connection with the Option.

5.	Rent

Tenant agrees to pay to Landlord, without demand, deduction, setoff, counterclaim or offset, Rent for the Term. Tenant shall pay the Monthly Base Rent, in advance, by the first (1st) day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates, in writing, otherwise. If the Commencement Date is not the first day of the month, the Monthly Base Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date. Tenant shall pay Landlord a service and handling charge equal to 5% of any Rent not paid within five (5) days after the date due. In addition, any Rent not paid within five (5) days after the due date will bear interest at the Interest Rate from the date due to the date paid. Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; (c) Tenant’s property; or (d) amounts payable by Tenant under this Lease, including all sales, use, transaction privilege, or other excise tax. Monthly Base Rent plus Tenant’s reimbursement for Operating Expenses shall comprise all of Tenant’s monetary obligations under this Lease. This Lease is a Net Lease. Monthly Base Rent shall be paid to Landlord absolutely net of all Operating Expenses, subject to the provisions of this Lease. The provision for Tenant’s payment of Operating Expenses is intended to pass on to Tenant and reimburse Landlord for all Operating Expenses.

6.	Operating Expenses

(a)    Operating Expenses shall mean all expenses and costs of every kind and nature that Landlord shall have paid or incurred or become obligated to pay or incur because of or in connection with the management, maintenance, ownership, and operation of the Property (the “Operating Expenses”), including, without limitation, the following. However, Landlord and Tenant intend that Tenant shall pay most costs in the operation and maintenance of the Premises directly, and shall only pay amounts under 6(a)(v), 6(a)(iii) and 6(a)(vi) to Landlord, unless Landlord elects to exercise its self-help rights pursuant to Sections 7 and 9 in which event Sections 6(a)(i), 6(a)(ii), 6(a)(iv) and a management fee equal to three percent (3%) of the Monthly Base Rent may be included in Operating Expenses:

(i)    All supplies, materials, and rental equipment used in the operation and maintenance of the Premises.

(ii)    All maintenance and service agreements for the Premises and equipment therein.

(iii)    All insurance premiums and costs associated with risk management, including but not limited to, the premiums and costs of all insurance Landlord carries for the Premises, including but not limited to fire, casualty, liability, rental loss, environmental, flood, and earthquake insurance applicable to the Premises and Landlord’s personal Premises used in connection therewith (and all amounts paid as a result of loss sustained that would be covered by such policies but for “deductible” or self-insurance provisions).

(iv)    Repairs, replacement, and general maintenance, except for repairs and replacements paid for from the proceeds of insurance or paid for directly by Tenant.

(v)    All Real Property Taxes and assessments of any kind assessed against the Premises and/or the personal property or trade fixtures placed by Tenant in or about the Premises. The term “Real Property Taxes”, as used herein, means (a) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership of the Premises) now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of, all or any portion of the Premises (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed); any improvements, fixtures, equipment, personal property, trade fixtures or other improvements located on or within the Premises; (b) all charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Premises; and (c) all costs and fees (including attorneys’ fees) incurred by Landlord in contesting any Real Property Taxes and in negotiating with public authorities as to any Real Property Taxes. If taxes and assessments against Tenant’s personal property or trade fixtures are assessed directly to Tenant, then Tenant shall pay such taxes when due and such taxes and assessments shall not be part of the Real Property Taxes.

(vi)    Amortization (together with reasonable financing charges) of all Capital Improvements (which are Tenant’s obligation to Maintain) made to the Premises, including but not limited to those Capital Improvements that are required (i) to comply with the requirements of Laws; or (ii) to improve the operating efficiency of the Premises; provided, however, that in the case of improvements made solely for efficiency purposes, the amount chargeable as Operating Expenses in any year shall not exceed Landlord’s reasonable determination of the efficiency achieved either in direct cost savings, avoidance of cost increases, or a combination of both. As a part of Operating Expenses, amortization of Capital Improvements to the HVAC serving the Premises shall not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in any calendar year. As used in this section, “amortization” shall mean the allocation of the cost (together with interest thereon at the rate of ten percent (10%) per annum or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of funding such improvements) equally to each year of useful life of the items being amortized or a shorter period equal to a number of years required to recover the cost of said item of capital improvement out of the savings in operating efficiency derived therefrom.

(b)    The provisions of Section 6(a) notwithstanding, the Operating Expenses shall not include:

(i)    All expenses in connection with the marketing, renting, or leasing of space in the Premises, including without limitation, leasing commissions, finder’s fees, architect’s fees, space planning fees, advertising expenses, legal expenses, and other expenses incurred in connection with leasing or renting negotiations and transactions with present or prospective tenants or other occupants of the Premises.

(ii)    Costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the management, maintenance, repair, preservation, ownership, and operation of the Premises, including legal entity formation and legal entity accounting, legal or professional fees incurred outside the normal course of maintenance and operation of the Premises, costs of selling or mortgaging Landlord’s interest in the Premises or the legal entity which comprises Landlord, political or charitable contributions, interest on any debt encumbering the Premises, and the rent and operating expenses for any off-site management or leasing office of Landlord or Landlord’s Agents, representatives, officers, members or owners.

(iii)    Costs for which Landlord is reimbursed by insurance proceeds from the policies the premiums for which were included in the Operating Expenses, to the extent to which Landlord receives such reimbursement.

(iv)    Estate, inheritance, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord’s income from all sources.

(v)    A management fee, unless Landlord is required to exercise its self-help rights pursuant to Sections 7 and 9.

(c)    On or before January 1 of each calendar year, Landlord shall estimate the Operating Expenses for said calendar year for the Premises. In addition to Tenant’s obligation to pay the Monthly Base Rent, Tenant shall pay to Landlord each month, one-twelfth (1/12) of Landlord’s estimated cost of the Operating Expenses for said calendar year. Landlord shall have the right to adjust the estimate each year, if actual Operating Expenses are higher than the prior year’s estimate, and thereafter the payments by Tenant shall be adjusted accordingly.

(d)    After the expiration of each calendar year, Landlord shall furnish Tenant a reasonably detailed statement (the “Reconciliation Statement”) with applicable supporting documentation, setting forth the actual Operating Expenses for the Premises for the preceding calendar year. In the event the sum of the payments made by Tenant during the preceding calendar year pursuant to Section 6(c) above exceeds the amounts which Tenant was obligated to pay for the actual Operating Expenses for such year, then the difference shall be credited by Landlord to Tenant’s account against the next payments owed by Tenant. In the event the sum of the payments made by Tenant during the preceding calendar year pursuant to Section 6(c) above is less than the amounts which Tenant was obligated to pay for the actual Operating Expenses for such year, then the difference shall be promptly paid by Tenant to Landlord.

7.	Services; Utilities

Subject to Section 9 below, Tenant shall, at Tenant’s cost, directly contract for and obtain the necessary services and utilities needed for its use and occupancy of the Premises, including, without limitation, water, electricity, gas, interne, cable, telephone, refuse/ recycling/composting, janitorial, security and electric vehicle charging, if any. If Landlord reasonably determines that Tenant is not properly or adequately furnishing services to the Premises, it shall deliver written notice to Tenant specifying the issues and providing Tenant with a reasonable opportunity to remedy the problem. If Tenant fails to adequately remedy the problem, in Landlord’s reasonable discretion, then Landlord may elect to provide such services, and the cost thereof shall be included in the Operating Expenses. Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease.

8.	Insurance; Waivers; Indemnification

(a)    Landlord shall maintain insurance against loss or damage to the Premises with coverage for perils as set forth under the “Causes of Loss-Special Form” or reasonably similar Premises insurance policy in such amount as Landlord may reasonably deem appropriate or as any Mortgagee may require (excluding coverage of Tenant’s personal property and any Alterations by Tenant), and such other insurance, including rent loss coverage, as Landlord may reasonably deem appropriate or as any Mortgagee may require.

(b)    Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Premises, with such coverages and limits of liability as Landlord may reasonably require, but not less than a $2,000,000 combined single limit with a $4,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder. The policy shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord. The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Premises is located and rated at least A VII in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal or modification, a certificate of insurance evidencing such coverage.

(c)    Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by any policy or policies of insurance carried or agreed to be carried pursuant to this Lease. This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss. Each party shall have its insurance company waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary. Tenant assumes all risk of damage of Tenant’s property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause, except if resulting from negligence or willful misconduct of Landlord or its Agents.

(d)    Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold Landlord and its Agents harmless from and against any and all claims, actions, damages, liability and expense (including fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents, except claims, actions, damages, liabilities and expenses due to Landlord’s gross negligence or willful misconduct. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)    Tenant shall require all property managers, vendors, general contractors and property-related consultants to comply with the insurance requirements set forth in Exhibit D.

9.	Maintenance and Repairs

(a)    Except as otherwise set forth in this Lease, Tenant shall Maintain in a first class condition and good repair the entire Premises, including, without limitation, the Building Systems, the horizontal distribution portions of Building Systems, HVAC, fire-life safety systems, the roof membrane (but not the roof structure), parking areas, walkways, landscaping, exterior lighting, irrigation, floor slabs, walls, and utilities outside the exterior of the Building. Tenant shall Maintain the exterior of the Building in a clean, first class appearance, including exterior window washing and exterior building and parking lot cleaning as necessary. If any part of the Premises requiring repair or replacement is covered by warranty, Landlord and Tenant shall exercise such warranties first.

(b)    Tenant at its sole expense shall keep the Premises, and the fixtures, improvements, equipment, and finishes, and any Alterations therein in a clean, safe, and sanitary condition and will cause no waste or injury thereto. Alterations, repairs and replacements to the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant. Tenant shall enter into a contract with a qualified, licensed pest control company for regular pest control services of the Premises.

(c)    Landlord shall at Landlord’s cost, maintain in first class condition and good repair the structural portions of the Building, including the Building foundation and roof structure. For the sake of clarity, windows, door entrances, plate glass, glazing systems, and floor slabs (so long as a defect in the slab doesn’t affect the integrity of the Building) are not deemed structural portions of the Building and shall be Tenant’s responsibility to Maintain (but if the necessary repair or replacement qualifies as a Capital Improvement, shall be treated as such).

If Tenant becomes aware of any condition that is Landlord’s responsibility to repair and/or replace, Tenant shall promptly notify Landlord of the condition and Landlord shall not be deemed to have breached any obligation related thereto unless Tenant has given such notice to Landlord and Landlord has not made such repair within a reasonable time following the receipt by Landlord of Tenant’s notice. Notwithstanding any provision hereof to the contrary, Landlord shall have no responsibility for repairs to or maintenance of the roof membrane for the Building.

(d)    Landlord shall not be required to repair damage or make replacements to the extent caused by the intentional acts or negligence of Tenant or its agents, employees, or contractors, any such repairs or replacements shall be Tenant’s sole responsibility at Tenant’s cost. Landlord shall have the right, but not the obligation, to undertake work of repair or Maintenance that Tenant is required to perform under this Lease and that Tenant fails or refuses to perform in a timely and efficient manner after prior written notice from Landlord. All costs incurred by Landlord in performing any such repair for Tenant shall be paid by Tenant to Landlord upon demand.

(e)    Notwithstanding any provision of this Lease to the contrary, if Capital Improvements are required to the Premises, then Tenant shall notify Landlord and Landlord shall cause such Capital Improvements, if approved by Landlord in its reasonable discretion, to be constructed or performed at Landlord’s cost but subject to amortized reimbursement pursuant to Section 6(a)(vi), unless such Capital Improvement is to an item that is Landlord’s cost obligation pursuant to this Lease, such as Building structure. Landlord shall have no obligation to pay for Capital Improvements that are the result of Tenant’s acts, omissions, negligence, or failure to Maintain the Premises, but not including normal wear and tear.

(f)    All service and utility providers used by Tenant, including, without limitation, for purposes of this Section 9 or Section 7 above, shall be from a list of approved vendors set forth by Landlord. Any property manager selected by Tenant for the Premises shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld. Tenant, or its property manager, shall provide Landlord with updates regarding the services and utilities provided to the Premises, along with descriptions of the maintenance activities, together with services contracts, utility agreements, and invoices to support the same. This documentation shall be provided every six (6) months during the Term.

10.	Compliance

(a)    Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises and Tenant’s use or occupancy thereof. Tenant will pay any taxes or other charges by any authority on Tenant’s business, Premises or trade fixtures or relating to Tenant’s use of the Premises. Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Premises (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration). Notwithstanding the first sentence this subsection to the contrary, Landlord shall, at Landlord’s cost, be responsible for compliance with the ADA and any other Laws regarding accessibility, governmental building codes or regulations, including without limitation Title 24 of the California Code of Regulations, the California Electrical Code, and all Laws with respect to the Premises (collectively, “Building Compliance”); provided, however, if the Building Compliance results from Tenant’s specific Use, (including, without limitation, Building Compliance necessary due to any of Tenant’s specific employees) as opposed to general Use defined in Section 1(i), or any Alterations elected by Tenant, Tenant shall, at Tenant’s cost, be responsible for the Building Compliance.

(b)    Tenant will comply, and will cause its Agents to comply, with the Building Rules.

(c)    Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed.

(d)    Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except any cleaning materials in amounts and forms as are generally used by tenants in comparable buildings using premises for the purposes for which Tenant is permitted to use the Premises and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Premises will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the

Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing. If at any time during or after the Term, any portion of the Premises is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost. Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

(e)    Tenant agrees to use commercially reasonable efforts to assist Landlord in its efforts to obtain or maintain the certification of the Premises as LEED certified real property, provided that Landlord provides Tenant with at least thirty (30) days’ prior written notice of such “green initiative” obtained or then being pursued by Landlord and provided that Tenant incurs no costs or fees in assisting Landlord with such efforts, or complying with such certification or resulting Building Rules. Any future plan for such accreditation may be appended to and become a part of the Building Rules and in the event the Building becomes LEED certified, then Tenant shall Maintain the Premises in a manner to not negatively affect such certification.

11.	Signs

Tenant shall not place any signs on the Premises without the prior consent of Landlord, other than Tenant’s signs that are located wholly within the interior of the Premises and not visible from the exterior of the Premises. Notwithstanding the foregoing, Tenant may install the signage depicted on Exhibit I attached hereto, provided Tenant obtains all necessary governmental approvals authorizing such signage and such signage does not irreparably damage the Building or Premises. The cost of the installation, maintenance, and removal of Tenant’s signage shall be the sole responsibility of Tenant. Tenant shall maintain all signs installed by Tenant in good condition and in compliance with all applicable Laws and the Building Rules. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Premises to its condition existing prior to the installation of Tenant’s signs. Landlord shall not place any signs on the Premises, except for “for lease” signs during the last one hundred twenty (120) days of the Term, as may be extended, and “for sale” signs.

12.	Alterations

Except for non-structural Alterations that (i) do not exceed $40,000 in the aggregate, (ii) are not visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require irreparable penetrations into the floor, ceiling or walls, (v) do not require work within the walls, below the floor or above the ceiling, (vi) do not require a permit and (vii) do not require a roof penetration, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, and (iv) Tenant shall reimburse to Landlord all costs and expenses incurred in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary. Upon Landlord’s request Tenant shall, prior to commencing any Alteration, provide Landlord reasonable security against liens arising out of such construction, it being agreed that no additional security is required for Tenant’s Initial Alterations described below. Any Alteration by or on behalf of Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall, at Landlord’s option, either remain on the Premises and become the property of Landlord or be removed by Tenant, in which event Tenant will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration. At Tenant’s request prior to any Alterations being performed by, for, or on behalf of, Tenant, Landlord will notify Tenant in writing whether Tenant is required to remove the specific Alteration(s) at the expiration or termination of this Lease. Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Premises, any Building System or any other equipment or facilities serving the Building or any occupant. Notwithstanding any provision of this Lease to the contrary, Tenant shall not make or cause to be made any roof penetration on the Premises which would affect the roof warranty, and Tenant shall not make or cause to be made any roof penetration without use of Landlord’s designated roof contractor.

10

Notwithstanding the foregoing, Landlord approves Tenant’s plans of initial alterations, as depicted on the floor plan attached hereto as Exhibit F (the “Initial Alterations”) and Tenant’s use of Iron Construction as the general contractor; provided, however, Tenant shall obtain and comply with all permits and approvals necessary for the Initial Alterations and Tenant shall construct the Initial Alterations substantially in compliance with the plans attached hereto as Exhibit F. Tenant’s Initial Alterations shall be performed pursuant to this Section 12.

Landlord also approves Tenant’s intention to convert the unfinished warehouse/storage area located in the Building to improved office space, at a later date during the Term, if at all; provided, however, (i) Tenant shall be required to obtain Landlord’s prior written consent to plans for such conversion, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) Tenant shall obtain and comply with all permits and approvals necessary for such conversion, and (iii) Tenant shall make the conversion in compliance with the plans therefor converting the warehouse space into office space with similar characteristics as the existing office space, with such plans reasonably approved by Landlord (the “Warehouse Conversion”). Upon the delivery of (i) evidence of the completion of the Warehouse Conversion evidenced by proof of the final inspection and approval of the Warehouse Conversion by the appropriate governmental agency of the City of Sunnyvale, California and (ii) delivery of final lien waivers from all contractors and suppliers of materials for the Warehouse Conversion, Landlord shall, within thirty (30) days of receipt thereof, deliver to Tenant one hundred thousand dollars ($100,000.00) (the “Allowance”) to reimburse Tenant for its third party out-of-pocket costs (including, without limitation, governmental permit fees) incurred for the Warehouse Conversion. Any and all costs incurred by Tenant in excess of the Allowance are Tenant’s obligation. If Landlord fails to deliver the Allowance to Tenant within thirty (30) days of Tenant’s separate written demand therefore, along with the foregoing required documentation, and provided Landlord has not notified Tenant of any objection to the Allowance submittal invoices or the foregoing required documentation or dispute relating thereto, then Tenant shall have the right to offset such unpaid amount against Tenant’s obligation to pay Rent until the Allowance is exhausted in full.

13.	Mechanics’ Liens

Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises. Tenant shall keep the Premises free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant. Tenant shall take all steps permitted by law in order to avoid the imposition of any such lien. Should any such lien or notice of such lien be filed against the Premises or the Premises, Tenant shall discharge the same by bonding or otherwise within ten (10) days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim. In addition to all other requirements in this Lease, Tenant shall give to Landlord at least ten (10) business days prior written notice before commencement of any construction on the Premises or in the Premises.

14.	Right of Entry

Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency for which no notice shall be required) to inspect, Maintain, or make Alterations to the Premises or Premises, to exhibit the Premises for the purpose of sale or financing, and, during the last one hundred twenty (120) days of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry. Prior to any entry into the Premises by Landlord or any of Landlord’s Agents, including property managers, contractors, vendors, service providers, each shall execute and return Tenant’s standard form of non-disclosure agreement (“NDA”), in the form attached hereto as Exhibit G.

15.	Damage by Fire or Other Casualty

If at any time during the term of this Lease there is damage or destruction of twenty-five percent (25%) or more of the replacement value of the Premises (a “Casualty”), Landlord shall within, thirty (30) days after Landlord’s receipt of notice from Landlord’s insurer of its determination of the insurer’s proposed coverage of the Casualty, provide written notice to Tenant (“Repair Notice”) stating the anticipated period for repairing the damage and whether

Landlord has elected to repair the damage or terminate this Lease. The Repair Notice shall be accompanied by a certified statement executed by a contractor retained by Landlord to complete the repairs, or, if Landlord has not retained a contractor, a licensed contractor not affiliated with Landlord, certifying the contractor’s estimate of the anticipated period for repairing the Casualty.

Landlord may elect to terminate this Lease if (i) the contractor’s estimated period for repairing the casualty exceeds two hundred seventy (270) days from the date of the Repair Notice, or (ii) the Casualty is caused by a peril not required to be insured against by this Lease and is not actually insured against, or (iii) the insurance proceeds plus deductible amount will not be sufficient to repair the Casualty (based upon the estimated cost to repair prepared by the contractor providing the estimate of the time period to repair).

If the Repair Notice indicates that the anticipated period for repairing the Casualty exceeds two hundred seventy (270) days from the date of the Repair Notice, or if the damage occurs during the last twelve (12) months of the term of this Lease, Tenant may elect to terminate this Lease by providing written notice to Landlord within ten (10) days after Tenant’s receipt of the Repair Notice. If this Lease is not terminated pursuant to this paragraph, Landlord shall diligently commence repair and restoration and prosecute the same to completion.

Tenant shall not be entitled to any abatement of rental due under this Lease as a result of any impairment during the period of repair, reconstruction or restoration under this Section 15. Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of said Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

Tenant shall not be released from any of its obligations under this Lease except as expressly stated in this Section 15. Notwithstanding anything to the contrary contained in this Section 15, should Landlord be delayed or prevented from repairing or restoring said damaged Premises within one (1) year after the Repair Notice by reason of acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or other causes beyond the reasonable control of Landlord, the Lease shall terminate.

If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall not be obligated to make repairs or restoration to any leasehold improvements made by Tenant and previous tenants and any other alterations or improvements made to the Premises by Tenant, and Tenant’s fixtures, furniture and equipment shall be the obligation of Tenant.

Notwithstanding anything to the contrary contained in this Section, Landlord shall have no obligation whatsoever to repair, reconstruct or restore the Premises and this Lease shall terminate thirty (30) days after notice from Landlord (1) if the damage is due to a cause not required to be insured against or (2) when the damage occurs during the last twelve (12) months of the term of this Lease; provided that if Tenant then has an option to extend the term for a period of at least two years, Tenant has not previously exercised the option to extend the term and does not exercise such option with thirty (30) days after the date of Landlord’s notice referred to in this sentence.

The provisions of Section 1932 (2), and Section 1933 (4) of the California Civil Code are hereby waived by Tenant.

16.	Condemnation

If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Premises is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession. If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Monthly Base Rent shall be abated (but reimbursement for Operating Expenses shall continue) for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately. The compensation awarded for a Taking shall belong to Landlord. Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.

17.	Quiet Enjoyment

Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.	Assignment and Subletting

(a)    Except as provided in subsection (d) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld or delayed. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld or delayed if (i) the business or business reputation of the proposed transferee is unacceptable to Landlord, (ii) Tenant is in default under this Lease, after applicable notice and cure periods, or (iii) the proposed transferee is not financially able to fulfill the obligations under this Lease, the operative sublease or assignment agreement. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In no event shall any Transfer relieve Tenant from any obligation under this Lease. Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)    Fifty percent (50%) of any rent or other economic consideration realized by Tenant under any sublease or assignment, in excess of the Rent payable hereunder and reasonable subletting and assignment costs, (including brokerage frees and legal fees), tenant improvement or alteration costs, and rent concessions, shall be paid to Landlord together with Tenant’s Monthly Base Rent. The above provision relating to Landlord’s right to a portion of the bonus rent is an independently negotiated term of this Lease which constitutes a material inducement for the Landlord to enter into the Lease, and is agreed by the parties to be commercially reasonable.

(c)    If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents, and any other information Landlord reasonably requests. Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees incurred in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested.

(d)    Notwithstanding anything contained in this Section 18, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s consent and Landlord shall not be entitled to receive any part of any sub-rent resulting therefrom that would otherwise be due pursuant to this Section: a sublease of all or part of the Premises or assignment of its interest in this Lease to: (i) any corporation, limited liability company, or other entity which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a successor corporation, limited liability company, or other entity, which results from a merger, consolidation or other non-bankruptcy reorganization in which Tenant is not the surviving entity; and (iii) an entity which purchases or otherwise acquires all or substantially all of the assets of Tenant; provided, however, for any assignment or sublet by Tenant, the existing guaranty shall remain in place. Upon assignment of the Lease to a Permitted Transfer, Tenant may replace the Letter of Credit with a Letter of Credit issued by the assignee, provided the replacement Letter of Credit is in the same amount and on the same terms as the previous Letter of Credit.

19.	Subordination; Non-Disturbance; Mortgagee’s Rights

(a)    This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within ten (10) business days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all commercially reasonable documents or instruments, which Landlord or Holder deems necessary or desirable for such purposes. This Lease shall be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust or transfer in lieu thereof, the applicable Holder agrees in writing to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Rent and observes and performs all required provisions of this Lease. Within ten (10) business days after Landlord’s written request, Tenant shall execute any commercially reasonable documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then Tenant shall be in default of this Lease, but also, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance, provided that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust or transfer in lieu thereof, the applicable Holder agrees in writing to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Monthly Base Rent and Operating Expenses and observes and performs all required provisions of this Lease.

(b)    Tenant acknowledges that no Mortgagee shall be (i) liable for any act or omission of a prior landlord, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made without its written consent, (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord (except for the first four (4) months of Operating Expenses and fourth month of Monthly Base Rent delivered by Tenant to Landlord upon execution of this Lease) unless such funds actually have been transferred to the Mortgagee by Landlord, or (v) responsible for any Security Deposit, except to the extent actually received by such Mortgagee.

(c)    The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Property after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.	Tenant’s Certificate; Financial Information; Other Disclosures

(a)    Within 10 days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Premises, an estoppel certificate in the form of attached Exhibit C (or other form requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee, and/or prospective purchaser reasonably requested financial information, subject to execution of Tenant’s NDA.

(b)    Tenant agrees to cooperate with Landlord to provide non-confidential information reasonably required or requested by Landlord to be provided to a regulatory or other recognized entity for the purpose of obtaining accreditation of the Building or the Premises for any so-called “green initiative” such as LEED certification, which cooperation shall include, without limitation, providing electric consumption data or other relevant data in proper format for reporting to the U.S. Green Building Council (or similar or successor authority selected by Landlord).

21.	Surrender

(a)    On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good, broom-clean condition, except for ordinary wear and tear, and except for casualty damage or other conditions that Tenant is not required to remedy under this Lease. Prior to the expiration or termination of this Lease, Tenant shall remove from the Premises all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by or on behalf of Tenant or its assignees or subtenants. Tenant shall repair any damage resulting from such removal and shall restore the Premises to good order and condition. Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in accordance with California law. If Tenant does not return possession of the Property to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)    If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a month-to-month tenancy, subject to the provisions of this Lease (unless clearly inapplicable) except that the Monthly Base Rent shall be 200% of the Monthly Base Rent payable for the last full month immediately preceding the holdover and Tenant shall continue to pay Operating Expenses. No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant without Landlord’s consent shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22.	Defaults — Remedies

(a)    It shall be an Event of Default:

(i)    If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 days after Landlord gives Tenant written notice of default;

(ii)    If Tenant enters into or permits any Transfer in violation of Section 18 above;

(iii)    If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and, except as provided in Section 22(c) below, Tenant fails to cure the default on or before the date that is 30 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 30 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 60 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 30 days following Landlord’s notice and continues diligently in good faith to completely cure the default;

(iv)    If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal Premises of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days. Any notice given pursuant to this Section 22(a) is in lieu of any written notice required by any applicable Laws, including, without limitation, any notice required under California Code of Civil Procedure Section 1161; or,

(v)    If Tenant abandons or vacates the Property in excess of five (5) business days at a time, without making provisions for security. Tenant waives any right to notice Tenant may have under Section 1951.3 of the California Civil Code, the terms of this Section 22(a)(v) being deemed such notice to Tenant as required by said Section 1951.3.

(b)    If an Event of Default occurs, in addition to all other rights and remedies available to Landlord at law, in equity, by statute or otherwise, Landlord shall have the following rights and remedies:

(i)    Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 10% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)    To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any Premises, by action at law or otherwise, without being liable for prosecution or damages. Landlord may, at Landlord’s option, make Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency (taking into account all costs incurred by Landlord) that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)    Landlord may recover any and all damages directly caused by Tenant’s failure to perform under this Lease, or which are likely in the ordinary course of business to be incurred, including, without limitation, all damages to which Landlord is entitled to recover under any and all Laws now or hereafter in effect (including, without limitation, California Civil Code Section 1951.2).

(iv)    To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken; and recover as damages the worth, at the time of any award, of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of the rental loss that the Tenant proves could be reasonably avoided, discounting the aggregate of such amounts to present value at one percent (1%) more than the discount rate of the Federal Reserve Bank in San Francisco in effect at the time of the award.

(v)    In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant breaches this Lease and abandons the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all of its rights and remedies under this Lease, including, without limitation, the right to recover Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to re-let the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession

(c)    Any provision to the contrary in this Section 22 notwithstanding, (i) Landlord shall not be required to give Tenant the notice and opportunity to cure any monetary default provided in Section 22(a) above more than three times in any consecutive 12-month period, and thereafter Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b) if Tenant fails to comply with the provisions of Sections 13, 20 or 27 or in an emergency.

(d)    No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach. Efforts by Landlord to mitigate the damages caused by Tenant’s default shall not constitute a waiver of Landlord’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e)    If either party commences an action or commences arbitration against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party its attorneys’ fees, costs of suit, expert and consulting fees incurred in such legal action, and any appeal.

(f)    Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

23.	Tenant’s Authority

Tenant represents and warrants to Landlord that: (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Premises is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24.	Liability of Landlord

(a)    Landlord Default.

(i)    It shall be a default and a breach of this Lease by Landlord (a “Landlord Default”) if any covenant or obligation required to be performed or observed by it under this Lease is not so performed or observed for a period of thirty (30) days after written notice thereof from Tenant; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is of such nature that the same cannot reasonably be performed within said thirty (30) day period, such default shall be deemed to have been cured if Landlord commences such performance within said thirty (30) day period and thereafter diligently undertakes to complete the same and does so complete the same within a reasonable period following receipt of Tenant’s notice.

(ii)    Upon the occurrence of any Landlord Default, Tenant may sue for injunctive relief or to recover damages for any loss resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold or abate any rent due hereunder except as specifically provided in this Lease. In addition, Tenant shall have the right, in addition to Tenant’s other rights and remedies hereunder, at law and in equity, to cure or attempt to cure a Landlord Default. If Tenant elects to cure such noncompliance by Landlord, all reasonable costs actually incurred by Tenant in curing such noncompliance, plus interest at the Interest Rate, shall be paid by Landlord within thirty (30) days after written demand therefor with reasonable evidence of such costs.

(b)    The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same obligations, liabilities, rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest). Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue. Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within thirty (30) days following Tenant’s notice, or if the default cannot be cured within thirty (30) days following Tenant’s notice, then if Landlord fails to commence to cure the default within thirty (30) days following Tenant’s notice and diligently proceed with the same. Except for damages directly caused by Landlord’s gross negligence or willful misconduct, Landlord will not be liable to Tenant, its Agents, customers, clients, family members, guests, or trespassers for any damage, compensation, or claim arising from (i) the repairing of any portion of the Building, (ii) any interruption in the use of the Premises or the Premises, (iii) accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of heating, cooling, electrical, or plumbing equipment or apparatus, (iv) the termination of this Lease because of the destruction of the Premises or a taking or sale in lieu thereof by eminent domain, (v) any casualty, robbery, theft, criminal act, or unexplained disappearance, or (vi) any leakage in any part of the Premises or the rest of the Building (including areas occupied by other tenants and occupants of the Building), or from water, rain, or snow that may leak into, or flow from, any part of the Premises or the rest of the Building, or from drains, pipes or plumbing work in or about the Building. In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind. Neither Landlord nor any principal of Landlord nor any owner of the Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises. Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.

25.	Miscellaneous

(a)    The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)    This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises. No rights, easements or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)    Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)    If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein, or if modification is not possible, then such provisions shall be deemed severed from this Lease. This Lease shall be construed and enforced in accordance with the laws of the State of California, with venue to be held in Santa Clara County.

(e)    This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns. All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f)    Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.

(g)    Except as may be required by law, Landlord and Tenant shall not disclose the terms of this Lease to any third party, other than to consultants, advisors, or potential Permitted Transferees, subtenants or assignees, who agree to maintain the confidentiality of such information. Notwithstanding the foregoing, nothing herein limits or precludes Tenant’s use of the address of the Premises, photographs of the Premises, square footage of the Premises, location for internet map services, letterhead, marketing materials and website, or disclosure of the existence of this Lease (but not the terms of the Lease or the parties thereto) for general business purposes, such as marketing, website, internet location setting, press releases, etc.

(h)    Tenant hereby waives the benefits of: (i) Sections 1931 and 1933(4) of the California Civil Code (pertaining to the termination of a hiring); (ii) Sections 1941 and 1942 of the California Civil Code (pertaining to the obligations of a landlord to maintain premises and the rights of a tenant to make certain repairs or terminate a lease); (iii) Section 1945 of the California Civil Code (pertaining to a renewal of a lease by acceptance of rent); (iv) Section 1950.7 of the California Civil Code (pertaining to security for the performance of a rental agreement); (v) Section 1995.310 of the California Civil Code (pertaining to remedies for withholding of consent to transfer of a leasehold); (vi) Section 1263.260 of the California Code of Civil Procedure (pertaining to the removal of improvements upon condemnation); and (vii) Section 1265.130 of the California Civil Code of Civil Procedure (pertaining to the termination of a lease upon condemnation).

(i)    Subject to execution of Tenant’s NDA, not more often than once in any calendar year, and at such other times as Landlord may reasonably request by written notice to Tenant, Tenant shall furnish to Landlord with Tenant’s financial statements in commercially reasonable form, dated no earlier than one (1) year before such date, certificate as accurate by Tenant, reflecting Tenant’s then current financial condition, or the financial condition of the individuals comprising Tenant, in commercially reasonable form and detail.

26.	Notices

Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by a receipt, and shall be deemed to have been given on the day of actual delivery to the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27.	Security Deposit: Letter of Credit

By August 1, 2016, and as a condition to the effectiveness of this Lease, Tenant shall deliver to Landlord, as security for the performance of the obligations of Tenant hereunder, either funds in the amount of $1,500,000, or a Letter of Credit in the amount of $1,500,000, or a combination of both cash and a Letter of Credit provided Landlord holds $1,500,000 in security. At any time during this Lease, Tenant may replace the Letter of Credit or a portion thereof with cash. Tenant’s failure to timely deliver the Letter of Credit to Landlord shall constitute an Event of Default under this Lease. The Letter of Credit: (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord, it being acknowledged that Silicon Valley Bank, NA is hereby approved for such purposes; (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating the Landlord is authorized pursuant to this Lease to draw under the Letter of Credit; (iii) shall be payable to Landlord and its successors in interest as the Landlord and shall be freely transferable without cost to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease; (iv) shall be for an initial term of not less than one (1) year and contain a provision that such term shall be automatically renewed for successive one (1) year periods unless the issuer shall, at least thirty (30) days prior to the scheduled expiration date, give Landlord notice of such non-renewal; (v) shall allow for notice of a pending draw by facsimile, provided that the original Letter of Credit is produced prior to any draw; and (vi) shall otherwise be in commercially reasonable form and substance acceptable to Landlord. Landlord shall be entitled to draw upon the Letter of Credit for the amount reasonably necessary to compensate Landlord for actual, direct damages incurred by Landlord as a result of Tenant’s default (i) if Tenant commits or allows to exist an Event of Default under the Lease after the expiration of all applicable notices or cure periods, or (ii) if, not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section 27 of this Lease (which failure shall be deemed an Event of Default without notice or cure period). Landlord shall be obligated to apply the amount so drawn to the extent necessary to cure Tenant’s default or Event of Default under the Lease. After any such application by Landlord of the Letter of Credit, Tenant shall reinstate the Letter of Credit to the amount required to be maintained hereunder, upon written demand. Within thirty (30) days after the expiration or sooner termination of the Term, the Letter of Credit, to the extent not applied, shall be returned to the Tenant, without interest. If, at any time, the financial condition of the issuer of the Letter of Credit changes in any materially adverse way, as determined by Landlord in good faith, then Tenant shall, within thirty (30) days of notice from Landlord, deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Lease. In addition, if such issuer is insolvent or placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for such issuer, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section 27 and Tenant shall, within thirty (30) days of notice from Landlord, deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Lease. Tenant’s failure to deliver any required replacement Letter of Credit shall constitute an Event of Default.

28.	Brokers

Landlord and Tenant each acknowledge that Savills Studley is acting solely as the agent for Tenant and CBRE, Inc. is acting solely as the agent for Landlord in regards to the initial Term only of this Lease. Landlord shall pay both brokers based on the initial Term only pursuant to a separate agreement entered into by and between Landlord and the brokers, of which Tenant is not a party. Each of Landlord and Tenant hereby represents and warrants to the other that it has dealt with no other real estate agents or brokers in connection with the negotiation, execution and delivery of this Lease and that no other brokerage fees or commissions are payable to any other real estate agent or broker in connection with the negotiation, execution and delivery of this Lease. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other harmless from and against any and all losses, liabilities, damages, claims, costs and/or expenses (including, without limitation, reasonable attorneys’ fees) that the other may incur or suffer, or which may be asserted against the other, in connection with, or in any way relating to, the inaccuracy of any representation or warranty made by it in this Section. There shall be no broker fees or commissions due in connection with the Option by Tenant or Landlord.

29.	Anti-Terrorism Laws

During the term, neither Tenant nor its respective constituents or affiliates shall (i) be an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) violate the Trading with the Enemy Act, as amended, (iii) violate any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iv) violate the USA PATRIOT Act (Title HI of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). Tenant shall, promptly following a request from Landlord, provide all documentation and other information that Landlord requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Tenant represents and warrants that Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

30.	Certified Access Specialist; Energy Disclosure

Pursuant to California Civil Code Section 1938, Landlord hereby advises Tenant that the Premises has not been inspected by a Certified Access Specialist. In addition, Tenant acknowledges that it has not received and Landlord is not providing any disclosures or information anticipated by Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685 of the California Code of Regulations (which implements procedures pursuant to the California Public Resources Code Section 25402.10 codified AB 1103 as amended by AB 531) (the “Nonresidential Building Energy Use Disclosure Program”), including, without limitation, a Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and Facility Summary.

31.	Guaranty

As a condition precedent to the effectiveness of this Lease, Tenant shall deliver to Landlord a Guaranty of Lease in the form attached hereto as Exhibit E, duly executed by Tenant’s parent entity, JFrog, LTD., an Israeli corporation.

(Signatures on following page)

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

270 E. CARIBBEAN LLC,
Date signed:	a Delaware limited liability company

7/25/2016	By:	/s/ Albert Hwang
	Name:	Albert Hwang
	Title:	Authorized Signatory

Date signed:	Tenant:

7/25/2016	JFROG, INC., a Delaware corporation

	By:	/s/ Shlomi Ben Haim
	Name:	Shlomi Ben Haim, Chief Executive Officer

Rider 1 to Lease Agreement

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the assets of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Premises, as the case may be.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit B as they may be amended from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety, security, building controls, or other systems serving the Building.

“Capital Improvements” means the addition of a permanent structural change or the repair, restoration or replacement of some aspect of the Premises (including the Building Systems therein) that costs more than Thirty Thousand and No/100 Dollars ($30,000.00) and that has a useful life of five (5) years or more.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at the lesser of (i) the rate of 1 ‘A% per month or (ii) the maximum rate permitted by Laws.

“Land” means the lot or plot of land on which the Building is situated.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Premises or the use and occupation of the Premises.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject Premises in good condition and repair, consistent with Class-A office properties in the Sunnyvale, California submarket, and, at Landlord’s election, in compliance with any current or future accreditation of the Building for any so-called “green initiatives”. In the event of replacement of any Building System, or Capital Improvement, whether by Landlord or by Tenant, all replacements shall be with like-kind or similar systems as existing as of the Commencement Date.

“Monthly Base Rent” means the monthly installment of Rent payable by Tenant under this Lease.

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Premises or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Rent” means the Monthly Base Rent, Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, or (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises.

EXHIBIT A

Legal Description of Land

All the real property situated in the City of Sunnyvale, County of Santa Clara, State of California, described as follows:

PARCEL 3 AS SHOWN ON THAT CERTAIN PARCEL MAP FILED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON AUGUST 29, 1978, IN BOOK 425 OF MAPS, PAGE 37

APN: 110-33-017

A-1

EXHIBIT B

BUILDING RULES

1.    Any sidewalks, lobbies, passages, and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons who presence, in the reasonable judgment of Landlord, shall be prejudicial to safety, peace, or character of the Premises.

2.    The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, or stairways.

3.    Tenant shall not impair in any way the fire safety system and shall comply with all security, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s prior written permission and Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building without the prior written consent of Landlord which may be withheld or conditioned in Landlord’s sole and absolute discretion and which may be conditioned upon payment of fees for any such use.

4.    Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5.    Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.

6.    If Tenant changes any locks or places additional locks on any doors, then Tenant shall comply with all applicable Laws and Tenant shall provide Landlord with copies of keys to open said locks.

7.    Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance animals in the company of their masters be brought into or kept in or about the Premises.

8.    If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same. Tenant shall not use any method of heating, air conditioning or air cooling other than that provided by Landlord.

9.    Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building which is designed to normal office building standards for floor loading capacity. Landlord shall have the right to exclude from the Building heavy furniture, safes and other articles which may be hazardous or to require them to be located at designated places in the Premises.

10.    The use of rooms as overnight sleeping quarters is strictly prohibited at all times, but resting areas are permissible.

11.    Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow or with loading and unloading areas of the Premises. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Bicycles are not permitted in the Building.

12.    Tenant and its Agents shall not smoke in the Building or within 20 feet of the Building entrances and exits.

13.    Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: security guards/monitors, telecommunications installers/maintenance), and all vendors shall be subject to Landlord’s reasonable approval. Tenant assumes all responsibility for protecting the Premises from theft and vandalism and Tenant shall see each day before leaving the Premises that all lights are turned out and that the windows and the doors are closed and securely locked.

14.    Tenant shall comply with any reasonable move in/move out rules.

15.    Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

16.    Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Premises. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein. The undersigned Tenant hereby certifies that it is the tenant under the Lease. Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Premises and/or may be assigned in connection with a sale of the Premises and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Premises, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1.    The documents attached hereto as Schedule 1 are true and correct copies.

2.    Tenant is in occupancy of the Premises and the Lease is in full force and effect, and, except by such writings as are identified on Schedule 1, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3.    All conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4.    Tenant is not in default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5.    Tenant has not paid any Rent due under the Lease more than 30 days in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6.    To Tenant’s knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

7.    Except as expressly set forth in Schedule I, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Premises.

8.    To Tenant’s knowledge, no action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law and Tenant has received no notice of the same.

9.    The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Premises or extending credit to Landlord or its successors in interest.

10.    This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this      day of             , 2      .

Name of Tenant

By:
Title:

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.	Date of Lease:

B.	Parties:

1.	Landlord:

2.	Tenant:

C.	Premises:

D.	Modifications, Assignments, Supplements or Amendments to Lease:

E.	Commencement Date:

F.	Expiration of Current Term:

G.	Option Rights:

H.	Security Deposit Paid to Landlord: $

I.	Current Minimum Annual Rent: $

J.	Current Total Rent: $

K.	Square Feet Demised:

EXHIBIT D

PREMISES MANAGER, VENDOR, CONTRACTOR AND CONSULTANT INSURANCE REQUIREMENTS

Vendor/Contractor/Consultant

Standard Coverage Requirements

Commercial General Liability: Vendor/Contractor/Consultant shall maintain in full force and effect Commercial General Liability insurance written on an ISO Commercial General Liability CG 00 01 occurrence form policy or its equivalent. The following minimum limits of liability shall be maintained.

$1,000,000 per occurrence	Combined single limit for bodily injury and Premises damage
$1,000,000 per occurrence	Personal and advertising injury
$1,000,000 aggregate	Products/ completed operations
$2,000,000 aggregate per project or job	General policy aggregate
$5,000 per person	Medical expense

Special Endorsements/Comments

•	A per project general aggregate limit endorsement is required.

•	Pesticide or Herbicide Applicator Coverage ISO CG 22 64 endorsement or equivalent endorsement must be attached to Pest Control or Landscape contractor commercial general liability policies.

Automobile Liability Insurance: Vendor/Contractor/Consultant shall maintain in full force and effect Automobile Liability insurance for all owned, non-owned, and hired vehicles used by Vendor/Contractor/Consultant at the Premises. The minimum limit of liability shall be $1,000,000 each accident, combined single limit for Bodily Injury and Premises Damage.

Workers’ Compensation Insurance: Vendor/Contractor/ Consultant shall maintain in full force and effect Workers’ Compensation insurance which provides statutory coverage in the respective State of operations for Workers’ Compensation claims, and Employers Liability insurance subject to minimum limits of:

$500,000 each accident	Bodily injury by accident
$500,000 each employee	Bodily injury by disease
$500,000 policy limit	Bodily injury by disease

or the minimum limits required by Contractor’s/ Consultant’s umbrella insurer.

Umbrella Liability Insurance: Vendor/Contractor/ Consultant shall maintain in full force and effect Umbrella Liability insurance which provides excess following form coverage over the underlying Commercial General Liability, Automobile Liability, and Employers Liability policies previously described. The Umbrella policy should provide minimum limits of liability of $5,000,000 per occurrence and aggregate, and the aggregate limit should be provided on a “per project/job or location” basis.

Professional Liability Insurance: If deemed necessary by Owner or Owner’s Property Manager, Vendor/Contractor/Consultant shall maintain in full force and effect Professional Liability insurance subject to a the minimum per claim and aggregate limit of $1,000,000. The scope of coverage provided by the policy shall encompass the Vendor/Contractor’s/Consultant’s operations and obligations as defined in the project agreement.

Other Insurance: Owner reserves the right to require Vendor/Contractor/ Consultant to maintain other insurance coverages as deemed necessary from time to time.

Additional Insureds: The required Commercial General Liability and Umbrella Liability, coverages previously described shall name Landlord, Owner, and the mortgagees of Landlord and Owner as additional insureds using an using ISO additional insured endorsement CG 20 10 11 85 version or both the CG 20 10 and CG 20 37 if a newer version of the CG 20 10 is used, or a substitute providing equivalent coverage.

Primary Insurance: The Contractor/Consultant’s insurance shall apply as primary insurance with respect to any other insurance or self insurance programs afforded to the Owner and Premises Manager.

Insurance Carriers and Certificates: Each of the required insurance coverages must be written by insurance companies licensed to do business in the state where the project is occurring, and with A.M. Best ratings of A- VIII or better.

Contractor/Consultant shall furnish acceptable certificates for the required insurance to Owner and Owner’s Premises Manager before commencing work, and within fourteen (14) days of each renewal date of the current insurance policies. The certificates shall state that, in the event of cancellation, material change in coverage, or nonrenewal, at least thirty (30) days advance written notification shall be given to Owner and Owner’s Premises Manager. The certificates shall stipulate the ISO endorsement used to grant Additional Insured status, or if a carrier manuscript endorsement is used, a copy of this endorsement must be attached to the certificate.

EXHIBIT E

GUARANTY OF LEASE

THIS GUARANTY OF LEASE is made as of the 25th day of July, 2016, by JFROG LTD., an Israeli Corporation (“Guarantor”), in favor of 270 E. Caribbean LLC (“Landlord”).

In consideration of the sum of $10.00 paid by Landlord to the undersigned, and as an inducement to the execution of the Lease by Landlord, Guarantor, intending to be legally bound hereby (and hereby acknowledging that it has a material economic or other interest in Tenant and/or the operations of Tenant and shall therefore derive substantial benefit from Landlord’s and Tenant’s entry into the Lease), absolutely and unconditionally, jointly and severally, guarantees the prompt, complete, and full and punctual payment, observance, and performance of all the terms, covenants, and conditions provided to be paid, kept, and performed by the tenant under that certain Lease (such lease, as amended, being herein referred to as the “Lease”), dated of even date herewith between Landlord and JFrog, Inc., a Delaware corporation, as Tenant (“Tenant”), covering certain premises located at 270 East Caribbean Drive, Sunnyvale, California 94089, and all renewals, amendments, expansions, and modifications of the Lease.

Guarantor agrees that this Guaranty shall be binding upon Guarantor without any further notice of acceptance hereof, and that same shall be deemed to have been accepted by the execution of the Lease; and that immediately upon each and every default by Tenant under the Lease, Guarantor shall pay to Landlord the sum or sums in default and shall comply with and perform all the terms, covenants and conditions of the Lease that are binding upon Tenant pursuant to the Lease. Guarantor expressly waives (a) presentment for payment, demand, notice of demand and dishonor, protest, and notice of protest and nonpayment or nonperformance of the obligations; and (b) diligence in: (i) enforcing payment or performance of, or collecting, the obligations; (ii) exercising its rights or remedies under the Lease; or (iii) bringing suit against Tenant or any other party. Landlord shall be under no obligation: (a) to notify Guarantor of: (i) its acceptance of this Guaranty; or (ii) the failure of Tenant to timely pay or perform any of the obligations. To the full extent allowed by applicable law, Guarantor waives all defenses: (a) given to sureties or guarantors at law or in equity, other than the actual payment and performance of the obligations; and (b) based upon questions as to the validity, legality, or enforceability of the obligations. The payment by Guarantor of any amount pursuant to this Guaranty shall not in any way entitle Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to: (a) any of the obligations; (b) any proceeds thereof; or (c) any security therefor. Guarantor unconditionally waives: (a) any claim or other right now existing or hereafter arising against Tenant or any other party that arises from, or by virtue of, the existence or performance of this Guaranty (including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or to payment); and (b) any right to participate or share in any right, remedy, or claim of Landlord.

The obligation of the Guarantor is primary and independent of Tenant’s obligations under the Lease and may be enforced directly against the Guarantor independently of and without proceeding against the Tenant or exhausting or pursuing any remedy against Tenant or any other person or entity. This instrument may not be changed, modified, discharged, or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and the Landlord. The obligations of Guarantor under this Guaranty shall not be released or otherwise affected by reason of any sublease, assignment, or other transfer of the Tenant’s interest under the Lease, whether or not Landlord consents to such sublease, assignment, or other transfer.

Any act of Landlord, or the successors or assigns of Landlord, consisting of a waiver of any of the terms or conditions of said Lease, or the giving of any consent to any matter or thing relating to said Lease, or the granting of any indulgences or extensions of time to Tenant, may be done without notice to Guarantor and without releasing or modifying the obligations of Guarantor hereunder. No exercise or failure to exercise, by Landlord of any right or remedy under the Lease shall in any way affect any of the obligations of Guarantor hereunder or any of the Collateral or security furnished by Guarantor or give Guarantor any recourse against Landlord.

The obligations of Guarantor hereunder shall not be released by Landlord’s receipt, application, or release of security given for the performance and observance of covenants and conditions in said Lease contained on Tenant’s part to be performed or observed, nor by any modification of such Lease; but in case of any such modification the liability of Guarantor, to the extent applicable, shall be deemed modified in accordance with the terms of any such modification of the Lease.

Guarantor waives any defense or right arising by reason of any disability or lack of authority or power of Tenant and shall remain liable hereunder if Tenant or any other party shall not be liable under the Lease for any of such reasons.

Until all the covenants and conditions in said Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor (i) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by the Guarantor in satisfaction of the obligations of the Guarantor hereunder; (ii) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance in satisfaction of the obligations of Guarantor hereunder; and (iii) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to the Landlord under said Lease.

The liability of Guarantor hereunder shall not be diminished, released or otherwise affected or impaired in any respect by (i) any insolvency, bankruptcy, reorganization, receivership, or other debtor relief proceeding involving Tenant (collectively “proceeding for relief’); (ii) the impairment, limitation, or modification of the liability of Tenant or the estate of the Tenant in any proceeding for relief, or the impairment, limitation, or modification of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any law relating to bankruptcy, insolvency, or similar proceedings or other laws (including without limitation 11 U.S.C. § 502(b)(6)), or from the decision in any court; (iii) the rejection or disaffirmance of the Lease in any proceeding for relief; or (iv) the cessation or limitation from any cause whatsoever of any liability of Tenant.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment by Tenant to Landlord under the Lease is avoided, rescinded or must otherwise be returned by Landlord upon the insolvency, bankruptcy, reorganization, receivership, or other proceeding for relief involving Tenant, all as though such payment had not been made. This Guaranty is executed and delivered for the benefit of Landlord and its successors and assigns, and is and shall be binding upon Guarantor and its successors and assigns, but Guarantor may not assign its obligations hereunder. Guarantor agrees to pay all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in successfully enforcing the terms of this Guaranty. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of California, excluding any principles of conflicts of laws. For the purpose solely of litigating any dispute under this Guaranty, the undersigned submits to the jurisdiction of the courts of the State of California.

WITNESS THE EXECUTION hereof this 25th day of July, 2016.

GUARANTOR:

JFROG LTD., an Israeli corporation

By:
Name:	Shlomi Ben Haim, Director

EXHIBIT F

PRELIMINARY FLOOR PLAN FOR TENANT’S INITIAL ALTERATIONS

EXHIBIT G

TENANT’S FORM OF NON-DISCLOSURE AGREEMENT

JFROG, INC.

CONFIDENTIAL DISCLOSURE AGREEMENT

This CONFIDENTIAL DISCLOSURE AGREEMENT (this “Agreement”) entered into this      day of             , 2016 by and between JFrog, Inc., a Delaware corporation having its principal place of business at                      (the “Company” or the “Disclosing Party”), and                     , a                      corporation having its principal place of business at                      (the “Receiving Party”). The term “Receiving Party” includes its respective subsidiaries and successors, assigns, legal representatives, affiliates, employees, agents, advisors, attorneys, accountants and consultants (collectively, the “Representatives”).

WHEREAS, the Company possesses confidential and/or proprietary information and technology (the “Company Technology”); and

WHEREAS, the Company may provide the Receiving Party access to the Company Technology or access to the Company offices (the “Engagement”) and the Receiving Party desires to undertake certain obligations of confidentiality and nondisclosure as set forth herein;

NOW THEREFORE, in consideration of the mutual undertakings and promises herein, the parties hereto hereby agree as follows.

1.    DEFINITION OF CONFIDENTIAL INFORMATION

1.1    The term “Confidential Information” means any and all information and technology related to the Company Technology, in whatever form, including but not limited to any and all formulae, concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), formulations, processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, specifications, prototypes, designs, equipment, samples, analyses, computer programs, trade secrets, data, methods, techniques, processes, memoranda, notes, marketing and customer information, projections, non-published patent applications (together with its attached documents and that such application has been submitted) and any other data or information (in whatever form), as well as improvements and know-how related thereto, which at the time of disclosure, is either (i) is written, in hard media, digital or other format, or (ii) in the case of oral disclosures, is identified at the time of disclosure as being proprietary and confidential to the Disclosing Party and a written summary with the date of disclosure is provided by the Disclosing Party within 30 days of the oral disclosure. Notwithstanding the foregoing reference to mark or identity of information as confidential any information disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgement, to be confidential, including information viewed or learned by a party during a visit to the other party’s facilities, shall be deemed “Confidential Information”.

1.2    “Confidential Information” shall not include information or matter that the Receiving Party can document that (a) was already known to the Receiving Party prior to disclosure and such prior knowledge can be demonstrated by the Receiving Party by dated, written records; (b) is independently developed by or for the Receiving Party without reference to or use of the Confidential Information which can be demonstrated by the Receiving Party by dated written records; or (c) which at the time of disclosure by the Company is generally available to the public or thereafter becomes generally available to the public other than through a breach of any obligation under this Agreement caused by an act or omission on the part of the Receiving Party.

2.    In consideration of the willingness of the Company to disclose its Confidential Information, and in recognition of the confidential nature thereof, at any time after the date of each disclosure of Confidential Information, the Receiving Party agrees that the Receiving Party and its Representatives: (i) shall treat all the Confidential Information disclosed to it as strictly confidential and not to exploit or make use, directly or indirectly, of such Confidential Information without the express written consent of the Disclosing Party, except to its Representatives for purposes of the Engagement and provided that prior to disclosing any Confidential Information to such Representatives the Receiving Party shall have ensured that they are aware of the provisions of this Agreement and have signed non-disclosure agreements with non-use and non-disclosure terms substantially similar to those contained in this Agreement, (ii) not to reverse engineer, disassemble or decompile any samples, prototypes, software or other tangible objects provided by the Disclosing Party hereunder except with the express written authorization from the Disclosing Party. The Receiving Party shall assume full responsibility for enforcing this Agreement and shall take appropriate measures with its Representatives and other persons acting on its behalf to ensure that such Representatives and other persons acting on its behalf are bound by a like covenant of confidentiality, including but not limited to, informing any Representatives and other persons acting on its behalf of the Receiving Party receiving such Confidential Information that such Confidential Information shall not disclosed except as provided herein. The Receiving Party shall protect the Confidential Information of the Disclosing Party with at least the same degree of care as it normally exercises to protect its own confidential information of a similar nature, but no less than a reasonable degree of care. The Receiving Party agrees to be liable for any breach of this Agreement by its Representatives. Notwithstanding the above, the Receiving Party may disclose Confidential Information which is (a) approved in writing by the Disclosing Party for release by the Receiving Party, but only to those parties to whom disclosure was permitted; or (b) required or compelled by court order to be disclosed, provided that the Receiving Party provides all reasonable prior notice to the Company to allow it to seek protective or other court orders, and only to those parties required or compelled to by the court order.

3.    It is understood and agreed that the disclosure of the Confidential Information by the Disclosing Party shall not grant the Receiving Party any express, implied or other license or rights to patents or trade secrets of the Disclosing Party or its suppliers, whether or not patentable, nor shall it constitute or be deemed to create a partnership, joint venture or other undertaking.

4.    All Confidential Information is provided “as is” and shall remain the sole property of the Disclosing Party. It is agreed that all documents and other materials which embody the Confidential Information will be returned to the Company immediately upon the request of the Company, and no copies, extracts or other reproductions shall be retained by the Receiving Party or the Representatives.

5.    Each party agrees that, without the prior written consent of the other party, such party will not disclose to any other person that the Confidential Information has been exchanged between the parties.

6.    The Receiving Party agrees that money damages will not be a sufficient remedy for any breach of this Agreement by the Receiving Party or its Representatives, and the Company shall be entitled, in addition to money damages, to specific performance and injunctive relief and any other appropriate equitable remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for breach of this Agreement but shall be in addition to all other remedies available at law or in equity.

7.    This Agreement shall constitute the full agreement between the parties with respect to the confidentiality and non-disclosure of the Confidential Information and shall supersede any and all prior agreements and understandings relating thereto. No change, modification, alteration or addition of or to any provision of this Agreement shall be binding unless in writing and executed by or on behalf of parties by a duly authorized representative. This Agreement may not be assigned by either party without the consent of the other party, except by the Company in connection with a merger transaction, change of control, sale of all or substantially all of its assets, or any similar transaction

8.    If any one or more of the terms contained in this Agreement shall for any reason be held to be excessively broad with regard to time,

geographic scope or activity, that term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. A determination that any term is void or unenforceable shall not affect the validity or enforceability of any other term or condition.

9.    This Agreement shall be governed by and construed under the laws of the State of California, without reference to principles and laws relating to the conflict of laws. The state or federal courts located in Santa Clara County in the State of California shall have exclusive jurisdiction with respect to any dispute and action arising under or in relation to this Agreement.

10.    THE DISCLOSING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY INFORMATION FURNISHED BY THE DISCLOSING PARTY TO THE OTHER PARTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

11.    The foregoing notwithstanding, the obligations of confidentiality hereunder with respect to all Confidential Information shall survive the termination or expiration of this Agreement for any reason, shall be binding upon the Receiving Party, the Representatives and its affiliates or successors and shall continue until such Confidential Information is no longer considered Confidential Information, as stated herein.

12.    This Agreement may be executed in facsimile counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

JFROG, INC.
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT H

KITCHEN APPLIANCES

•	Two Ovens: Blue Star 30” Range with 4 burners, RNB304BVI;

•	Refrigerator: True T-49

•	Freezer: True T-49F

•	Dish Steamer: CMA L-1X16

•	Two microwaves: GE :Profile Microwaves, PEM31SF SS

•	Beverage Refrigerator: Refrigerated Merchandiser, True GDM23L

EXHIBIT I

Approved Building Signage

-JFrog Logo and Signage to be placed on the front of the 270 Caribbean Drive Building (as shown in the exhibit to the left), pending Sunnyvale City Approval.

-JFrog Logo and Signage to be placed on the monument facing Caribbean Drive at the edge of the premises (as shown in exhibit to the left), pending Sunnyvale City Approval